SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 12B-25

                                             Commission  File  Number  000-49820

                           NOTIFICATION OF LATE FILING

[  ]  Form  10-K  [  ]  Form  11-K  [ ] Form 20-F  [X] Form 10-Q  [ ] Form N-SAR

     For  Period  Ended:  September  30,  2002

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended: Not Applicable

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable.

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                         PART I - REGISTRANT INFORMATION

Full  Name  of  Registrant:     I-SITES,  INC.

Address  of  Principal          1021  Ives  Dairy  Road,  Bldg  3
Executive  Office:              Suite  117
                                Miami,  Florida  33179

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                        PART II - RULE 12B-25 (B) AND (C)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]     (a)     The  reasons  described in reasonable detail in Part III of this form  could  not  be  eliminated  without  unreason-able  effort  or  expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c)     The  accountant's  statement  or other exhibit required by Rule
12b-25(c)  has  been  attached  if  applicable.

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                              PART III - NARRATIVE


     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed the period.

     The Company has been unable to complete its Form 10-QSB on a timely basis due to the delay in obtaining financial data and documentation necessary for the completion of this report.

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                           PART IV - OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification:

         Alfred  G.  Smith           305              358-6300
     ---------------------          -----          ------------
              (Name)             (Area  Code)   (Telephone  Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


                              [X]  Yes    [  ]  No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [  ]  Yes    [X]  No

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I-SITES,  INC.  has  caused  this notification to be signed on its behalf by the undersigned  thereunto  duly  authorized.

Date:  November  15,  2002     I-SITES,  INC.



                              By:  /s/  Brian  Cohen
                                 ----------------------
                                 Brian  Cohen
                                 President  and  Treasurer
                                (Principal  Accounting  and  Financial  Officer)